Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--February 5, 2009--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable March 15, 2009, to holders of record as of March 1, 2009.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended December 31, 2008.

Highlights

  The Company reported consolidated earnings for the year ended December 31, 2008 of $39.7 million, or basic and diluted earnings per share of $1.17. This compares to 2007 earnings of $33.2 million, or $1.09 per share. Earnings for the 2008 fourth quarter were $7.7 million, or $0.23 per share, compared with a 2007 fourth quarter loss of $0.4 million, or $0.01 loss per share.
  The Meridian Way Wind Farm began commercial operation on December 15, 2008. Empire has a 20-year contract to purchase the energy generated by the east phase of the facility which is owned and operated by Horizon Wind Energy near Concordia, Kansas. The east phase of the project is expected to have an annual output of approximately 350,000 megawatt-hours and will further complement the Company’s generation resources. When combined with the Elk River Windfarm located in Beaumont, Kansas, the Company estimates the energy from these purchase contracts has the potential to account for as much as 15 percent of the energy the Company will deliver to the grid each year.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )

	Year Ended December 31, 2008				Year Ended December 31, 2007
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$448,248	$65,438	$5,005	$518,163	$427,039	$59,877	$3,681	$490,160
Fuel & Purchase Power Exp.	204,058	42,630	––	246,688	191,230	37,626	––	228,856
Other Operating Expenses	179,764	17,388	3,839	200,463	175,587	17,563	3,025	195,738
Operating Income	64,426	5,420	1,166	71,012	60,222	4,688	656	65,566
Net Income from Continuing Operations	37,436	1,677	609	39,722	31,836	969	376	33,181
Net Income from Discontinued Operations	––	––	––	––	––	––	63	63
Net Income	$37,436	$1,677	$609	$39,722	$31,836	$969	$439	33,244
Earnings Per Weighted-Average Share				$1.17				$1.09

Electric Results

Electric segment revenues for the year ended December 31, 2008 increased $21.2 million over 2007. The most significant factors increasing revenues were related to jurisdictional rate increases of approximately $8.8 million, mostly due to the completed Missouri case, and off-system revenues of $10.1 million. An estimated $3.9 million increase attributable to customer growth was partially offset by the impacts of weather, which we estimate reduced our revenues by approximately $2.8 million.

Electric fuel and purchased power expenses for 2008 increased $12.8 million. We experienced increased coal costs compared to 2007 of $6.5 million, including both price and volume changes, as our Asbury plant had increased availability in 2008 over 2007. The Company’s purchased power costs increased $10.2 million in 2008 and was mostly attributable to price increases. These increases were offset primarily by lower volumes and prices for natural gas (approximately $3.6 million in total). The implementation of a Missouri fuel adjustment clause September 1, 2008 results in all of the Company’s jurisdictions being subject to a fuel adjustment mechanism. Overall, the effect of fuel adjustment mechanisms reduced our fuel expenses by approximately $0.6 million in 2008 compared to the adjustments in 2007.

Other operating costs increased $0.8 million. The Company’s customer accounts, healthcare, and pension costs were all lower but were more than offset with increased distribution costs and system operation costs, such as our Asbury unit which had higher availability in 2008 because of the five-year maintenance outage incurred in 2007. Operating costs were offset by a reduction in maintenance costs of $2.9 million. This reduction is mostly attributable to the 2007 ice storm costs. The Company recorded expenses of approximately $5.4 million related to the ice storms in 2007 whereas amortization of ice storm costs, based on regulatory treatment, of $1.4 million was recorded in 2008. Depreciation increased $0.7 million as the Company increased plant in service but the Missouri regulatory amortization recorded in 2008 was lower than 2007 by $2.3 million. The 2007 results also included the sale of a unit train that resulted in a gain of $1.2 million.

Gas Results

Revenues from gas operations during 2008 increased $5.6 million over 2007. The cost of natural gas sold and transported also increased $5.0 million during 2008. Other operating and maintenance expenses decreased $0.8 million for 2008 compared to 2007. Depreciation and other taxes were relatively flat for the two years. The gas segment increased its net income by $0.7 million for 2008 compared to 2007.

Consolidated Results

Total interest charges increased approximately $2.1 million in 2008 compared to 2007. Interest related to long-term debt increased $4.9 million as the Company issued first mortgage bonds in May of 2008. The increase in long-term interest was partially offset by decreased short-term debt interest of $1.0 million and a $1.8 million increase related to the debt component of AFUDC. The equity component of AFUDC also primarily improved our other income and expense category which increased income $3.2 million when comparing the two years.

Fourth Quarter Electric Results

Electric revenues for the 2008 quarter compared to 2007 were higher by $11.5 million due to the Missouri electric case implemented in August 2008 and much cooler weather. Jurisdictional increases to revenues were approximately $5.3 million higher than the 2007 period and the Company estimates the impact of weather increased revenues another $2.3 million. Off-system and other revenues accounted for the remainder of the increase.

The fourth quarter fuel and purchased power expenses were lower by $2.8 million overall, and were impacted by the transition to a fuel adjustment mechanism in our Missouri jurisdiction. The jurisdictional fuel adjustments made in the fourth quarter of 2008 lowered fuel expenses by $1.7 million compared to the adjustments made in the same 2007 period. Other fuel related decreases included natural gas ($2.5 million) and purchased power ($3.2 million). Coal costs were higher due to volume and price increases totaling $4.1 million.

Other operating costs decreased $0.2 million when comparing the 2008 quarter to 2007, but were offset by an increase in maintenance costs of $0.7 million. Depreciation was lower by $0.8 million as the regulatory amortization recorded for our Missouri jurisdiction was lowered in the recently completed electric case. The 2007 quarterly results also included the sale of a unit train which resulted in a gain of $1.2 million.

Fourth Quarter Gas Results

Revenues from gas operations for the fourth quarter of 2008 increased $4.8 million compared to 2007. However, the cost of natural gas sold and transported also increased approximately $4.6 million. Gas operations and maintenance expenses decreased $0.3 million compared to last year, but were partially offset by an increase in other taxes of $0.2 million. Overall, the quarterly 2008 gas segment improved its net income in the 2008 quarter by $0.2 million over 2007.

Fourth Quarter Consolidated Results

Total interest charges increased approximately $1.0 million in the 2008 fourth quarter compared to 2007. Long-term debt interest increased for the quarter by approximately $1.5 million compared to 2007. The increase in long-term debt interest was partially offset by an increase in AFUDC-debt of $0.5 million. The Company’s other income and deductions provided $0.9 million of additional income compared to the 2007 quarter which was mostly attributable to the equity component of AFUDC.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and year ended December 31, 2008 versus December 31, 2007 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the approximate after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-K filing.

	Quarter Ended	Year Ended
Basic Earnings (Loss) Per Share – December 31, 2007	$(0.01)	$1.09
Revenues
Electric segment	0.25	0.48
Gas segment	0.10	0.12
Other segment	0.01	0.03
Expenses
Electric fuel and purchased power	0.06	(0.29)
Cost of natural gas sold and transported	(0.10)	(0.11)
Operating – electric segment	––	(0.02)
Operating – gas segment	0.01	0.01
Operating – other segment	––	(0.01)
Maintenance and repairs	(0.02)	0.08

	Quarter Ended	Year Ended
Depreciation and amortization	0.02	(0.02)
Gain on sale of assets	(0.03)	(0.03)
Change in effective income tax rates	(0.03)	(0.04)
Other taxes	––	(0.01)
Other income and deductions	(0.01)	(0.02)
Interest charges	(0.03)	(0.09)
AFUDC	0.03	0.11
Dilutive effect of additional shares	(0.02)	(0.11)

Basic Earnings Per Share – December 31, 2008	$0.23	$1.17

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, February 6, 2009, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year end December 31, 2008 results. To phone in to the conference call, parties in the United States should dial 1-800-218-8862, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11125524#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com